Exhibit 99

*PRESS RELEASE*

Contact:

Eric J. Heagy

President, Chief Executive Officer and Chief Financial Officer

(815) 223-4300

PFS Bancorp, Inc. Announces Expected Closing Date of Initial Public Offering

Peru, IL; October 13, 2023 – PFS Bancorp, Inc. (the “Company”), the proposed holding company for Peru Federal Savings Bank (the “Bank”), announced today that all final regulatory approvals have been received to complete the Bank’s conversion from the mutual form of organization to the stock form of organization and the Company’s related stock offering. The Bank’s members approved the conversion and stock offering at a Special Meeting of Members held on September 28, 2023.

The conversion and stock offering is expected to close as of the close of business on October 17, 2023. The Company’s common stock is expected to be quoted on the OTCQB Market operated by the OTC Markets Group beginning on October 18, 2023 (ticker symbol pending).

The Company plans to sell 1,725,000 shares of common stock, which includes 138,000 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $17.3 million based on the offering price of $10.00 per share. The Company expects to have 1,725,000 shares of common stock issued and outstanding upon the closing of the transaction.

The stock offering was oversubscribed. All valid stock orders received in the subscription offering are expected to be filled according to the purchase limitations disclosed in the Company’s Prospectus dated August 11, 2023. All valid stock orders received in the community offering from residents of the Bank’s local community, as defined in the Prospectus, are expected to be filled according to the purchase limitations disclosed in the Prospectus. All valid stock orders received in the community offering from residents outside of the Bank’s local community are expected to be filled pro rata according to the allocation procedures disclosed in the Prospectus, resulting in refund checks being sent to some of those purchasers. Purchasers wishing to confirm their stock orders may do so by contacting the Stock Information Center at 1-(800) 945-8598. The Stock Information Center is open between 9:00 a.m. and 3:00 p.m., Central time, Monday through Friday, except on bank holidays. Purchasers may also confirm their stock orders online at https://allocations.kbw.com.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in the stock offering, and checks for interest and any refunds due, on or about October 18, 2023.

Luse Gorman, PC has served as legal counsel to the Company and the Bank. Keefe, Bruyette & Woods, Inc., A Stifel Company acted as marketing agent for the Company in connection with the stock offering. Vedder Price P.C. has served as legal counsel to Keefe, Bruyette & Woods, Inc.

About Peru Federal Savings Bank

Originally chartered in 1887, the Bank is a federally-chartered mutual savings bank that conducts its business from its main office and a branch office, both located in Peru, IL.

Special Notice Regarding Common Stock

The shares of common stock are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “plan,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.